Exhibit 10.44

BUSINESS TRANSFER AGREEMENT

between

VIE PLUS S.A.

and

FINANCIAL NEW LIFE COMPANY LIMITED

dated

[    ]

Article 1	Contract Purpose

Article 2	Business Description
2.1	Tangible and Intangible Assets
2.2	Exclusions
2.3	Employment Agreements

Article 3	Sale Price and Payment
3.1	Determining the Price
3.2	Declaration of Truthfulness
3.3	Payment
3.4	Closing

Article 4	Representations and Warranties
4.1	Obligatory representations of the Seller pursuant to Article L.141-1 of the Commercial Code
4.2	No Representations and Warranties

Article 5	Buyer Undertakings
5.1	Acquiring the Business “As Is”
5.2	Taxes
5.3	Perfection of the Sale
5.4	Indemnity in respect of Liabilities

Article 6	Value-Added Tax

Article 7	Miscellaneous
7.1	Formalities and Notice
7.2	Duties and Expenses
7.3	Notifications
7.4	Choice of Residence
7.5	Applicable Law and Jurisdiction
7.6	Portfolio Transfer

ii

BUSINESS TRANSFER AGREEMENT

BETWEEN:

VIE PLUS S.A., a French société anonyme with a capital of 11,500,000 Euros, with its registered office at Tour Franklin, Terrasse Boieldieu, Puteaux (92800), registered under no. 334 502 788 with the Nanterre Registry of Commerce and Companies, represented by [   ], duly authorized for the purposes of this agreement,

(hereinafter referred to as the “Seller”),

ON THE ONE HAND,

AND

FINANCIAL NEW LIFE COMPANY LIMITED, incorporated in England and Wales with registered number 4873014 having its registered office at Vantage West, Great West Road, Brentford, Middelsex TW8 9AG, acting through its French Branch, registered in the Commercial and Companies Register of [                ] under number [                ], having its registered office at [                ], duly represented for the purposes hereof by [                ],

(hereinafter referred to as the “Buyer”),

ON THE OTHER HAND,

(hereinafter referred to individually as a “Party” and together as the “Parties”).

WHEREAS:

The Seller is a subsidiary of GE Capital S.A.S. . The Buyer is a subsidiary of Genworth Financial, Inc.

The Seller is engaged in the business of insurance, including specifically the business of payment protection insurance.

The Buyer is engaged in the business of insurance.

Pursuant to the terms of the Master Agreement of [    ] among General Electric Company, General Electric Capital Corporation, GEI, Inc. GE Financial Assurance Holdings, Inc. and Genworth Financial, Inc. (the “Master Agreement”), the portion of the Seller’s business consisting of its payment protection insurance activity, including all assets and liabilities related to such activity, is to be transferred to an entity controlled by Genworth Financial, Inc.

Consequently, within the scope of this business transfer agreement (hereinafter the “Agreement”), the Seller wishes to sell to the Buyer, and the Buyer has accepted to acquire from the Seller, according to the terms and conditions defined herein, the payment protection insurance business of the Seller described below, including certain tangible and intangible assets related to such activity (the “Business”).

That portion of the Business consisting of the insurance contracts and underlying reserves more specifically identified in Schedule 1 is being transferred by the Seller to the Buyer, within the framework of this Agreement, by means of a portfolio transfer regulated by article L 324-1 of the Insurance Code as approved by the Minister of Finance and the Economy on [   ] and published in the Journal Officiel on [   ] (the “Portfolio Transfer”).

THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1

Contract Purpose

By this Agreement, and pursuant to the provisions of French law applicable to business transfers, the Seller sells, assigns and transfers to the Buyer who purchases, takes and acquires, the Business assets described in Article II herein.

ARTICLE 2

Business Description

2.1           Tangible and Intangible Assets

The Business includes, in particular, the following:

(a)      The rights attached to the Business clientele.

(b)      All insurance contracts and associated assets and liabilities included in the Portfolio Transfer.

(c)      The tangible assets listed in Schedule 2

(d)      All rights and obligations pursuant to commercial contracts relating to the Business (the “Commercial Contracts”) shown in Schedule 3 to this Agreement.

(e)      Any technical, commercial or financial documentation relative to the Business.

(f)       Accounts receivable generated after [    ].

2.2           Exclusions

The following assets related to the Business are specifically excluded from the transfer of the Business hereunder:

[    ]

2.3           Employment Agreements

Pursuant to the provisions of article L. 122-12 para. 2 and Article L. 122-12-1 of the French Labor Code, current employment agreements for the salaried employees shown in the list in Schedule 4 to this Agreement (the “Employees”) shall be transferred to the Buyer to be effective as from the Closing as defined in Clause 3.4 below.

ARTICLE 3

Sale Price and Payment

3.1           Determining the Price

At the Closing, the Buyer shall pay the amount of  € [•] (the “Sale Price”).  The Sale Price is broken down in the following manner:

[    ]         -               Assets transferred as part of the Portfolio Transfer, other than Clientele

[    ]         -               Clientele (transferred as part of the Portfolio Transfer)

[    ]         -               Tangible assets

[    ]         -               Intangible assets not included as part of the Portfolio Transfer.

3.2           Declaration of Truthfulness

The Parties declare, under pain of the penalties decreed in Article 1837 of the French General Tax Code, that the Sale Price constitutes the entire price agreed and payable at the Closing.  Each Party hereto acknowledges having been informed of the penalties to which it is subject in the event of a shortfall or concealment in the price.

3.3           Payment

The entire Sale Price is paid by the Buyer to the Seller on the date hereof.

3.4           Closing

The date of closing of the transfer of the Business (“Closing”) is, for all purposes hereof, the signature date of this Agreement.

ARTICLE 4

Representations and Warranties

4.1           Mandatory representations of the Seller pursuant to Article L.141-1 of the Commercial Code

(a)           Property Origin  The Seller represents and warrants that it is the owner of the Business, which was created by the Seller.

(b)           Turnover  The Seller represents that its total turnover (before taxes) for the past three years amounted to:

Jan. 1, 2001 to Dec. 31, 2001:  [    ]

Jan. 1, 2002 to Dec. 31, 2002:  [    ]

Jan. 1, 2002 to Dec. 31, 2003:  [    ].

The total turnover (before taxes) for the period from January 1, 2004 to [    ] , 2004 is estimated at € [    ].

The Seller declares that the total turnover indicated above includes not only turnover corresponding to the Business but also includes its other activities.  As a consequence, the turnover (before taxes) for the Business set forth below is only an estimate.  The Buyer acknowledges that the figures set forth below are an estimate, acknowledges the receipt of this information from the Seller, and waives any claim in this regard.

Estimate of the turnover (before taxes) for the Business for the last three years:

Jan. 1, 2001 to Dec. 31, 2001:  [    ]

Jan. 1, 2002 to Dec. 31, 2002:  [    ]

Jan. 1, 2003 to Dec. 31, 2003:  [    ].

The turnover (before taxes) for the Business for the period from January 1, 2004 to [    ], 2004 is estimated at € [    ].

(c)           Earnings  The Seller represents that its net earnings for the three previous years amount to:

Jan. 1, 2001 to Dec. 31, 2001:  [    ]

Jan. 1, 2002 to Dec. 31, 2002:  [    ]

Jan. 1, 2003 to Dec. 31, 2003:  [    ].

Net earnings for the period January 1, 2004 to [    ], 2004 are estimated at € [    ].

The Seller declares that the earnings set forth above include not only the Business but also include its other activities.  As a consequence, the net earnings relating to the Business and set forth below are only a rough estimate.  The Buyer acknowledges that the figures set forth below are only an estimate, acknowledges the receipt of this information from the Seller, and waives any claim in this regard.

Estimates for net earnings for the Business for the three previous years:

Jan. 1, 2001 to Dec. 31, 2001:  [    ]

Jan. 1, 2002 to Dec. 31, 2002:  [    ]

Jan. 1, 2003 to Dec. 31, 2003:  [    ].

Net earnings for the Business for the period January 1, 2004 to [    ], 2004 are estimated at € [    ]..

(d)           Lease  The Business does not include a tenant’s right to a lease.

4.2           No Representations and Warranties

Other than the obligatory representations contained in Article 4.1, the Seller makes no representations or warranties whatsoever concerning the Business or any assets being transferred pursuant to this Agreement.

ARTICLE 5

Buyer Undertakings

5.1           Acquiring the Business “As Is”

The Buyer shall acquire the Business in the state in which its finds the Business on the date of this Agreement

5.2           Taxes

Without prejudice to any applicable provisions of the Master Agreement, the Buyer is obliged to pay, or to reimburse the Seller, as from the Closing, the taxes and contributions including, prorata temporis, the professional tax for the year underway, all taxes, fees and other charges of any nature, to which the operation of the Business may and could give rise, even where such taxes or charges are invoiced to the Seller; to pay any city or police fees relative to the operation of the Business, and all in a manner so that the Seller shall not have any liability whatsoever in this regard.

5.3           Perfection of the Sale

The Seller will, whenever reasonably requested to do so by the Buyer, cooperate with the Buyer in order to obtain all necessary consents and carry out any additional steps, notifications or procedures with any authority or third party, including any other entity of the Seller’s group, that would be necessary in order to perfect the sale of the Business and the transfer of all of its elements.

5.4           Indemnity in respect of Liabilities

The Buyer will fully indemnify the Seller and all shareholders, directors, officers, agents or employees of the Seller (hereinafter,the “Indemnified Persons”) and hold them harmless, on first demand of the Seller, in respect of any and all liability, whether contractual or extra-contractual, which any of such Indemnified Persons bear or may incur at any time in respect of, or arising out of, the Business (including, but not limited to, the contracts and other assets and liabilities included in the Portfolio Transfer), whether or not the act, omission, event or circumstance giving rise to such liability occurred prior to or after Closing and this indemnity obligation of the Buyer is accepted by both parties as being an integral part of this Agreement and as being an essential condition of the Seller’s obligations and undertakings hereunder.

ARTICLE 6

Value-Added Tax

The Sale Price is exclusive of any value added taxes.

The Seller shall deliver a tax invoice which satisfies the requirements of French value added tax legislation to the Buyer on the Closing Date.

ARTICLE 7

Miscellaneous

7.1           Formalities and Notice

The Buyer shall carry out, within the required deadlines, all the necessary steps for the registration of this Agreement and will accomplish all the formalities for giving notice prescribed by law.  All powers are conferred upon the holder of an original of this Agreement, with power to appoint a sub-agent, in order to carry out the registration and publication formalities.

7.2           Duties and Expenses

As between the Seller and the Buyer, responsibility for payment of any duties (including registration duties) and expenses in connection with the transfer of the assets covered by this Agreement shall be determined in accordance with the relevant provisions of the Master Agreement.

7.3           Notifications

All notices as well as all notifications and other communications stipulated in this Agreement shall be validly delivered for the purposes of this agreement, if they are sent by registered mail with return receipt requested to the exact address noted below.

Notices or notifications intended for the Seller should be sent to:

Vie Plus S.A.

[    ] Tour Franklin – Terrasse Boieldieu – 92800

Puteaux

Attention of Mr. [    ]

Notices or notifications intended for the Buyer should be sent to:

 Financial New Life Company Limited [    ]

7.4           Choice of Residence

For the performance of this Agreement, the Parties choose residence at the address of their respective registered office.  Concerning objections which may filed following the legal publication of the sale of the Business, the Parties choose residence at the registered office of the Escrow Agent.

7.5           Applicable Law and Jurisdiction

The Agreement is governed exclusively by French law.  Any dispute, litigation or action resulting from the Agreement or related to it, or the actual or alleged violation of this Agreement, or affecting this Agreement in any manner whatsoever, shall be resolved in accordance with the provisions of Article VII of the Master Agreement.

7.6           Portfolio Transfer

The Parties expressly agree that the Portfolio Transfer forms an integral part of this Agreement and acknowledge that the Portfolio Transfer is subject to specific legal rules concerning inter alia notifications, effectiveness and registration duty.

Executed in [    ] on [    ], in five (5) originals, one being for the registration.

VIE PLUS S.A.	FINANCIAL NEW LIFE COMPANY LIMITED

By: [ ]	By: [ ]

SCHEDULE 1

PORTFOLIO TRANSFER

including Annexes to

Portfolio Transfer

SCHEDULE 2

TANGIBLE ASSETS

SCHEDULE 3

CONTRACTS (NOT INCLUDED AS PART

OF THE PORTFOLIO TRANSFER)

SCHEDULE 4

EMPLOYEES